Exhibit 99.2

ENERGY FOCUS

Moderator: John Davenport
August 8, 2007
10:30 am CT

Operator:	Good morning. My name is (Stephanie) and I will be your conference operator today.

At this time, I would like to welcome everyone to the Energy Focus Second Quarter 2007 results conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you'd like to withdraw your question, press star then the No. 2 on your telephone keypad.

Thank you, Mr. Davenport, you may begin your conference.

John Davenport:	Thank you, (Stephanie). On the call with me is Eric Hilliard, our chief operating officer.

I will start with a few comments and then we will have a chance to hear from Eric before we open it up to questions. We will try to keep the call to about an hour.

But first, I would like to remind you that forward-looking statements made on this conference call are pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements regarding our goals and outlooks for the second half of 2007 and thereafter, future EFO sales, enhancements to EFO, our revenue and DARPA funding.

Investors are cautioned that all forward-looking statements involve risks and uncertainties. The actual results may differ materially from the results predicted.

Factors that could cause actual results to materially differ from the forward-looking statements in this presentation are set forth in our most recent Annual Report on Form 10K for the year ended December 31, 2006.

We disclaim any intention or obligation to update or revise any forward-looking statements.

Now I would like to address a few items briefly before turning it over to Eric.

First, I will address our second quarter results. Then, I will give you my thinking concerning the business outlook for the second half of 2007. And finally, I would like to say a few words about the changes that we've made recently. In particular, about our new CFO and new EFO business structure.

First, as to our second quarter results: Total revenues were a disappointing $6.7 million, a 13% decrease over 2006, which is largely due to declines in full revenues.

However, EFO sales increased 57% to 1.5 million, a year-over-year and 36% quarter-over-quarter.

EFO now represents about 22% of our sales.

Operating efficiencies also improved with gross margins up four points from a year ago.

Operating expenses were reduced $618,000, or 13% from last year, as we began to experience the savings from actions we initiated in Q1.

As a result, the net loss for the quarter decreased to $1.9 million, compared to $2.3 million a year ago.

And cash usage for the quarter, at $361,000, declined both from the previous year's $529,000, and sharply from the first quarter's $3.9 million.

Going into the third quarter, we expect EFO will continue to show substantial quarter-over-quarter, as well as year-over-year growth. Unfortunately, we also expect traditional or legacy sales to continue to decrease - primarily due to a continued pool sales decline in a very difficult housing market.

However, in spite of that, if we expect gross margins to continue to show improvements as continued savings from actions initiated in the first and second quarters taking affect.

Expenses will continue to be lower, and cash utilization will also be significantly lower.

For the year, we expect revenues to be approximately flat, with EFO revenue between $8 and $12 million and traditional sales down.

Overall, we expect gross margins however, to show improvement, with expenses reduced by more than 2 million over 2006 and cash utilization at less than $4 million.

In short, our focus for the second half will be on EFO growth - Eric will provide some further visibility into why we believe we are going to achieve that 8 to $12 million - and conserving cash. In keeping cash usage below $4 million for the year, we believe we will have the cash to support the growth we have projected.

Now concerning the recent changes: Nick Berchtold has joined the EFO Team as our new CFO. He’s got a great background, and incredible talent and energy. And, I believe, he will be a terrific asset to the management team.

I also would like to say a few words about our new EFO organization. Eric will have more to say about that in a moment.

We’ve created two new EFO business units: One to serve commercial and one to serve government customers, each with sales, marketing, engineering and operations reporting directly to their respective business leader.

The basic idea is to reduce the cycle time between developing the lighting concept and delivering that concept as a product to the customer.

We talked about how we piloted the idea, bringing sales and engineering together, with a national customer during our last call, where we cut the cycle time in half.

The new organization makes it the way we will work with all of our customers going forward.

We are really proud to be part of the University of Delaware-led, DARPA-sponsored consortium, setting the world solar efficiency record at 42.8% -- more than three times today's typical commercial efficiency. Conservation can only take us so far. Solar, along with other clean energy producing alternatives are going to be necessary as well.

While achieving a new record is an important step to the goal, there are also other shorter-term benefits. As we expand our optical capabilities, we will continue to be able to apply those capabilities to improving the energy efficiency of our current products, as well as those in development.

Pursuing solar an other R&D projects, as well as pursuing military product opportunities will be the function of the new government group under our CTO, Roger Buelow who is very appropriately in Los Angeles today attending DARPA Annual Conference, where incidentally EFO is featured.

We've also recently announced lighting a Limited Brands, Bath and Body Works store with our new custom EFO LED light bars.

BBW will realize an energy savings of about 40%, versus the fluorescent product they replaced.

Obviously, since we have developed a custom solution for Limited Brands, we expect to light more than a single store. I don't know how many of the 3500 stores we’ll be in that Limited Brand plans to build in the next five years. But, you can bet, we will be trying to get into as many of those stores as we can.

Now I would like to turn it over to Eric.

Eric Hilliard:	Thank you, John. To everyone in the audience, hello.

If I have to capture the last three months at Energy Focus in a single phrase, I think that phrase is, “change is necessary to ensure success”.

With that, please let me take a few minutes to talk about some of the changes that you have been reading about in the recent press releases.

Energy Focus will be moving into the second half of 2007 with new leadership. New leadership in sales, new leadership in government business, new leadership in our finance group.

These changes bring with them the innovative tactics to perform, changes and expectations, and platforms to continue growth in revenue.

As I mentioned on our last call, I am driving harder at reducing fixed and variable costs. And I am doing that towards improving the cash position with the intention of meeting the 0 to $4 million cash burn goal that was set by the company in 2006.

I have now been with Energy Focus or nine months. And in that time, I have initiated changes toward focusing on sizing our business to ensure that we are aimed at achieving that 0 to 4 million cash burn target.

Their first quarter showed our utilization at 3.9 million, as compared to the second quarter of just 361,000.

I will continue to capitalize on the operational efficiencies brought by sizing the business appropriately, and establishing cross functional roles throughout management to control the fixed overhead costs.

Energy Focus’ most important objective in 2007 is to maintain its focus in commercial sales. That EFO sells range of 8 to $12 million is still very achievable. And why do I believe this?

Our third quarter EFO backlog has now reached $1.4 million. Moreover, our current customer paint base is on pace to continue to deliver equivalent sales to that in the first six months. This is support from customers such as Albertson's and Whole Foods, and for EFO ice products -- (Perfect Count) and Super-Valu.

Additionally, our European branches are showing very good progress in Germany and the Netherlands, with EFO accent and display products.

In addition to this, like the Bath and Body Works, which was a new product concept to installation in just eight months, we now have two other retail opportunities which are being vigorously pursued for 2007 delivery.

We are also receiving contracts for a major hotel chain to deliver in 2007. And finally, we have sold into a new large supermarket chain with a new EFO application for reducing shrink and improving energy efficiency, with follow-on orders in 2007 and into 2008.

I believe that the four principles for this success will continue to be our commitment, our responsiveness, and our sense of urgency to deliver the customer’s value of profit.

In summary, the EFO outlook, we will have a year-on-year EFO growth. We will have quarter-on-quarter EFO growth in the third quarter. We are on track to deliver the 8 to 12 million as we have visibility into it.

Finally, I would like to say that the independent study from Southern California Edison validated EFO’s significant improvement in energy savings over both competing LED and fluorescent light products available in the market today.

Energy Focus is already seeing trade press articles such as the one in this month's Grocery Headquarters, further communicating the savings opportunities to our customers. We are taking this independent study and using it to our advantage, both in the United States as well as the rest of the world.

And in concluding this portion of the call, I would like to say that Energy Focus has very exciting global opportunities. And that it is our intention to capitalize on them. This will continue to show the market that Energy Focus and energy efficient lighting does not have to compromise the customer's expectation in light output or esthetics.

And with that, I will turn the call back to John.

John Davenport:	Thank you very much, Eric. Now we will open it up for a brief question and answer period.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad.

We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Michael Horwitz of Pacific Growth Equities.

Michael Horwitz:	Hello?

John Davenport:	Hi, Michael.

Michael Horwitz:	Hi, how are you?

John Davenport:	Just fine.

Michael Horwitz:	I am going to caught on maybe a couple of details quickly, because you have given kind of a lot of guidance on numbers.

To hit your EFO target, are we looking at - the third quarter you said will be up from the second quarter. But is it really going to take a huge fourth quarter to get to that number?

Eric Hilliard:	I think it will take an equivalent quarter like we're hoping in the third quarter, Michael.

I think, when you say huge, I think it will be more of like an equivalent.

Michael Horwitz:
Okay and then I’m not sure if you’ve done this but remind me, I know what the traditional businesses margins were let’s say a couple years ago are you starting to disclose what your EFO gross margins are and can you kind of get some more granularity on this gross margin improvement?

John Davenport:	What we’ve said in the past is that they were in the 20s now and expect to increace them as we increase scale. We’re working on improving them and as we increase EFO sales they are improving.

Michael Horwitz:	And so some of the gross margin improvement came from improved gross margins and EFO as well?

Eric Hilliard:
Yes, our gross margins are improving and of course that depending upon you know, like anything in the market dealing with volume, dealing with location, dealing with region where you’re dealing with so if we can glamorize that margin total it is improving and so operational efficiencies help to improve that as well.

John Davenport:
We’re loading our facilities much better. We just moved some more product here in Solon and that’s helping to utilize our efficiencies better. We’re selling more EFO products manufactured here in Solon.

Michael Horwitz:	Okay and then lastly while I’m going through the numbers here I believe you said you’re going to have $2 million of savings on the operating expense line from 2006 to 2007 is that right?

John Davenport:	That’s correct.

Michael Horwitz:
And as I look at the numbers you just reported it would appear that’s all coming out of the sales and marketing line. There’s not much more to do on the R&D line I imagine because you’re continuing to invest there and the G&A line is pretty skinny as it is.

Eric Hilliard:
I think we’ll see more, as we size the business correctly, coming out of the sales and marketing but I see a lot also of opportunity in sizing the operational portion of the business. We’ll see costs come out of there which will help the margins improve so we’ll see expenses in variable coming out as well.

Michael Horwitz:
Okay and then maybe on, you know, on the market opportunity or what the backlog or pipeline looks like can you just, you threw out some rather large numbers on the last conference call. You and I, we’ve had some discussions you know previously about the ability to accelerate the adoption of these very large customers that you are now beginning to publicly announce you know how does that convert, it’s the same question we always ask on these calls but maybe you know it helps to go over it one more time.

Eric Hilliard:	Okay sure. It’s nice to be able to report a backlog and we want to continue to see that grow - if that answers your question.

Michael Horwitz:	You talk about a backlog and then you talk about a pipeline and the pipeline number is, you know, huge so how did that¼

Eric Hilliard:
Yes, I didn’t address that on this call obviously. I wanted to start to - because we get into the questions of the ability to turn that into a sale and you know, I really want to come back and start to add you know, credibility to what we’re saying and giving that forward-looking discussion and say look, we are looking now, we are able to report an order book which is a good thing. I am able to start announcing certain customers which we feel are significant and to begin to partner with those customers and as John said in his portion to continue to turn that into more and more and then to also add the global perspective of our ability to grow not just in North America but in our European subsidiaries as well. So I’m trying to give that to that visibility and believability of achieving that 8 to 12.

Michael Horwitz:	Okay all right, I’ll let somebody else chime in on that.

Eric Hilliard:	Thank you.

John Davenport:	Great, thank you.

Operator:	Your next question comes from the line of Bill Gibson of Nollenberger Capital.

Bill Gibson:	Hi, John in the case of Body and Bath Works can you put a dollar amount per store on that product?

John Davenport:
I probably could but I’d like not to do it during this call. What I’d like to do here is just to say that got one store, that store and that alone is significant to us. I can tell you we’ve got about 200 fixtures in that store

And obviously we’re going to try to place those in more stores. One of the things that’s really significant in my mind about this limited project is that we are now an approved supplier for Limited Brands. This is a big deal. Not everybody gets to be an approved supplier. We’ve worked very hard to do that - we got the purchase order the day after we were the supplier. It’s a big deal getting to be a supplier for Limited Brands.

Bill Gibson:	And are they testing other lights as well? Down lighting or?

John Davenport:
Yes, in fact we were in competition with other suppliers for this job, interestingly enough,. Their focus was on solving a big problem for them. Now, in fact, we’ve begun to talk to them about other lighting.

Bill Gibson:	Okay so we’re not just limited to the shelf lighting here, it could potentially be bigger at some point.

John Davenport:	That’s correct but our focus is on satisfying the customer’s desire at the moment but, I don’t feel that’s an end of us - , they are listening to us now as a lighting supplier.

Bill Gibson:	You mentioned a couple of vice customers I think in the presentation and I missed the first one could you go back over that?

John Davenport:	Sure, Eric?

Eric Hilliard:	Sure, sure, Perfect Tempt and SuperValue are two of those, are the two that I had mentioned on the call.

Bill Gibson:	Okay got it thank you.

Eric Hilliard:	You’re welcome.

Operator:	Your next question comes from the line of Lenny Brecken of Brecken Capital.

Lenny Brecken:	Thank you. Guys, the hotel chain that you mentioned is that a new customer or is that a prior customer?

John Davenport:	That’s a prior customer.

Lenny Brecken:
Can you just update us on the freezer case now that we swapped out that old fiber and you know we should be in the gestation period whereby we should start seeing some orders now. I mean the customers have seen that the product has been you know, stabilized.

John Davenport:	That’s exactly right, and we are seeing orders as a result of that. We’re beginning to see progress in the two accounts that Eric mentioned as well as some other orders.

Lenny Brecken:	What were the two accounts again, maybe I missed them?

Eric Hilliard:	Perfect Tempts and SuperValue have our EFI-ICE systems, and we do receive month over month from these customers.

Lenny Brecken:	What about our Texas account that was announced a while back we still haven’t heard¼

John Davenport:	We have shipped product to that account in the quarter and we’ll be talking about them as we do more.

Eric Hilliard:
Yes, I didn’t want to use this platform to list every account I wanted you know, listening to, talking to a lot of our investment community and people what they wanted to get out of this and we have customers that buy ice and we’re working very hard to make those repeat customers. These were two that are specifically repeat customers for us and we get orders, we do have test beds, we have done some of the change-ups as you mentioned, we are getting good feedback on that and we’re trying to capitalize on that.

John Davenport:	And of course, as we get additional significant customers we will have press releases about that.

Lenny Brecken:
Okay guys, just one last thing on the visibility. I mean it seems to me that you know, I mean it’s August already so you should be pretty, I mean one would be pretty foolish to give guides that you did that you should probably do $2.5 million at least in EFO this quarter which is up substantially I mean these - do things still have to come together to make such numbers or I mean you know the history here in terms of getting the guidance right and I just want to make sure that things have changed in that respect and there’s some certainty behind your statements, that’s all.

Eric Hilliard:
Okay Lenny. Okay that’s why I want to go away from what’s out in the stream with being bided of course we have lots quotes, and of course we are going to pursue all those opportunities but I felt it more important to come to the backlog perspective which is what I stated of having you know, $1.4 million in the backlog now which is great to have and we have plenty of time here in the quarter to continue to backlog and deliver.

We certainly have the operational capacity to do that and we have the ability to deliver even on a short notice and I hope to be able to make more announcements as this month goes on to give that visibility that I can’t actually give today and start to talk in those terms. So yes, we understand what we have to do to bring that visibility.

And that’s what I was trying to do today especially for the third quarter that we’re here, you know, a third of the way through and having this type of an order book available to us to continue to build upon as well as knowing that some of the customers I mentioned will continue to buy as well that quite aren’t in the order book yet because of their own lead times to purchase order. And that’s what I was trying to do Lenny.

Lenny Brecken:
Okay that’s good. I’m glad you are bringing some real discipline in terms of looking at the backlog and you know, making a determination, you know and making numbers. Hopefully this is the start of something good.

Man:	Thank you very much.

Operator:	Your next question comes from the line of Robert Smith of the Center of Performance.

Robert Smith:
Good morning -- Center for Performance Investing. All right guys so it seems to me what you might need is some good PR like national publications. Are you doing anything in that respect, trying to force to that and how about the internet, how about blogs do you have anyone with any talent within the organization or can you consult with someone to get going so that you become more visible.

John Davenport:
Absolutely, we have plenty of people with talent in the organization. Now in terms of the Internet there are two publications on the Internet, very recent one’s a major publication, Laser Focus World and a second one is from a Grocery Headquarters.com, both of those are feature EFO.

In fact the GROCERY.COM article talks about the Southern Cal Edison report and how great this opportunity to save energy in a grocery store environment. The Laser Focus article is an extensive article talking about the EFO breakthrough and how this is actually a better opportunity for saving energy that increasing the mileage on cars. Both of those artickes are very helpful and we are working with those folks all the time.

Of course we are also - and we’ve started the process - bringing on board a marketing person and that person’s job will be to really pursue these things far more vigorously.

Robert Smith:
You would be hard pressed not to pick up any national publication whether it be the National Scene or Business and not see articles about alternative energy. I mean if not now, when I mean this is on the front burner so to speak in the national consciousness.

Man:	Absolutely and we are talking to national publications. It’s just a matter of getting into them.

Robert Smith:	Okay, You and of the Solar Work funded by DARPA.

John Davenport:	Yes.

Robert Smith:	Is this a lead group? Or are there many others working in the area as well?

John Davenport:	This is a lead group. It has - Hewlett Packard, for example, is part of this consortium. These are star players. The University of Delaware has some great folks working in the consortium.

Robert Smith:	But are there multiple consortiums? Or…

John Davenport:	No, no. This is the only consort - this is the government…

Robert Smith:	Okay.

John Davenport:	…funded effort. But there are other efforts going on. This is the major government-funded effort.

Robert Smith:	Okay. So what is it going to take to get solar from 40 to 50 after the leap that you made to 40?

John Davenport:
It’s actually 43. But - so we have another 7% to go. What it will take is a refinement - not a breakthrough now. We made the breakthrough in creating the architecture to do it. But, we’ll - it will be a refinement in the devices and the way we implement the architecture that we’ve developed.

Robert Smith:	Timeline?

John Davenport:	Timeline? - We can expect to see maybe in the next year - a prototype that does that. That’s a guess.

Robert Smith:	Okay, so are you saying that within a year we’re going to have solar equivalency in price to…

John Davenport:	No, I’m not saying that. I’m saying that we’ll have an R&D prototype that may reach 50% efficiency, which would be a breakthrough.

Robert Smith:	Okay. But when that happens, is solar going to be competitive with fossil fuel?

John Davenport:	The next step will be commercializing the. technology.

Robert Smith:	I understand that, John.

John Davenport:
Once we can achieve costs that are comparable to solar costs today, that will mean that the cost for an installation will be about a third. That means that the payback will be on the order of about three years, instead of today’s 12 years or so.

And that you’ll be able to make solar installations without extensive government subsidies. And so I think then Solar will be an economic alternative.

Robert Smith:	Okay and within that, what is your economic role in that development? I mean, what does that mean as far as revenue generation to you if this - if and when the…

John Davenport:	Right now, the revenue generation is all R&D.

Robert Smith:	No, no. I know that. But if and when it happens, what is your input to this in dollars? I mean, can you get your arms around some kind of market size if this happens?

John Davenport:	I think it’s too early to talk about that. We’re still thinking about the products that will develop as a result of being successful in this area. It’s a substantial opportunity.

I think that the near term results - the things that we can get our hands around now - first of all, of course, are the obvious revenues from the R&D work. But the second thing is that we’ll have spin-offs.

Every time we make a breakthrough, everything gets better. We apply that knowledge to our products - the products that we have in development now. We are working - for example - on new coatings.

Those coating technology is already working its way into our products to get another couple percent in efficiency. That’s how we keep improving.

We’ll see those two benefits as an ongoing thing. And, then, down the road, we’re hoping to participate in the benefits as solar products, too.

But that’s a long way away.

Robert Smith:	I’m sure you saw Philips paying almost $700 million for Color Kinetics.

John Davenport:	That’s correct. We saw that.

Robert Smith:
And that’s ten times - well more than ten times what your market cap is at the moment. And then we see the statements made from the shopping center in New Jersey about where you guys are at versus LEDs.

So what - there’s kind of a disconnect in this. I mean, about getting what you have up front.

John Davenport:
Yes. I think there are two things to think about. One of course, is that Color Kinetics is in a very different market. We’re participating in developing products basically for the general lighting market. We’re targeting certain segments of it whereEFO really makes sense - for example, accent lighting or freezer case lighting.

But it’s the general lighting market. Color Kinetics developed ways of controlling LEDs - especially color changing. They’ve developed a lot of really good software that helps in the decorative market. Almost all of their sales are there.

They’d like to get into the general market someday, but their products are really in the specialty market - which they’ve exploited very well. Having said that…

Robert Smith:	But even more so - I mean, so this general discussion of LEDs versus EFO. I mean…

John Davenport:
We use LEDs are part of EFO. If we talked about the BBW application a few minutes ago. We all about energy-efficient products. And, so, if an LED product isn’t energy-efficient, for example like 99%, maybe 100% of the Color Kinetics LED products are energy inefficient - you wouldn’t put them in from the point of view of energy.

One hundred percent of EFO products - including the LED products - are energy-efficient compared with the alternatives that you had before. And, as I said, we replaced fluorescent with 40% energy improvements.

But, it wasn’t the device efficiency alone that helped here. It was because we applied the optics knowledge that we developed under our DARPA contracts - that technology base help us to actually deliver the efficiency..

Energy Focus is all about energy-efficient products.

Robert Smith:	When I saw you Light Fair, we spoke about it with that fellow who lives out in California - about the residential market. Anything further to add to that?

John Davenport:	Only to say that we are continuing to work on products that’ll be appropriate for that market.

Robert Smith:	Okay. And again - as was brought out previously this morning - the freezer case market - I mean, so you kind of licked the quality problems. So when can this begin to blossom?

John Davenport:
Well we have - as I said - we have licked the quality issues. And ,we are making sales in that market. We now have the Southern Cal Edison Report behind us. So we’ve got a great energy story that we’re bringing to our customers.

Eric,do you want to say a word or two more?

Eric Hilliard:
Yeah. We - I mean, again - we have customers that we are continuing to work with. We have the product in there - as you have known. And we have added new customers - some of which everybody in the world knows.

And what we want to do is get all of those things that are important to them and get the orders. And then make those kinds of announcements.

But I don’t - what I don’t want to do is mislead anybody by, you know, I think - and I’ll come back to that credibility of what we’re saying. And keeping the numbers where we want them to be - is that as that develops, as those things start to come - we will make those announcements.

Yes, we’re in the right places commercially. And I think the alignment that we’ve done now in the commercial group will help us to, you know, capitalize.

Robert Smith:	All right. I think you have a fabulous opportunity here. I hope you can really begin to capitalize on it.

John Davenport:	And thank you. And we plan to do that. And as that happens - and as that execution is secure - we’re certainly going to share that information out there.

Thank you very much, Bob.

Robert Smith:	Thanks, for that patience on the call.

Operator:	Your next question comes from the line of Walter Schenker of Titan Capital.

Walter Schenker:
Thank you. The frustration - which I’m sure you feel as well - in part relates to the fact that when one looks at the people you were selling product to, they have - in most cases - very large numbers of units.

And yet, we continue to have very small pieces of even the variable cap spending they have. Obviously if you did all of Albertson’s upgrades - if you still don’t do all of Whole Foods, I guess - and you go on and on through, you know, well we’ve got a store here - or W hotels - or lots of other people.

Given the obvious environment which is extraordinarily sensitive to energy savings -- both voluntarily on a mandated basis - is there any better way to understand why, once you’ve proven that the product does what it does, you can’t get broad - or universal - implementation in virtually any account?

Eric Hilliard:
Yeah, I’ll try to help clarify that. I, you know, being here nine months and being in this industry -- and now going out to the customers and customers coming here -- and talking to them about that very point - I think I - it’s important to step back and say, yes, great technology - offers all these fantastic values.

And you’re right. You get that one store - or three or four stores or whatever - they afford for these testing (unintelligible) or trial methods - or uses. But it’s such a paradigm shift.

I think that when you’re dealing with purchasing by committee - to use that expression - that there are people that immediately see the value. And those are the reasons that you get in. Those are the reasons that you get the launch a product.

And then you have to clear the other committee portion, if you will - to use that term loosely - and say they’re a value stream that’s being met - and they’re a value stream. And then stepping back as a whole organization and saying to adopt this is a tremendous paradigm shift.

We’re going to move towards this. We believe consciously in energy conservation. We love what it says. And to go all in, I think that it was underestimated - looking back when these were launched - that it would take certain amount of times.

And then it was a learning process in and of our own commercial force to really understand this as well - to know what it really takes to bring one these completely through to fruition.

We’re learning that. And I think that the last - or the most recent, you know, example of that is the one we just announced because we were able to take this from concept - when they came to us with, you know, the - do you have a solution - all the way through the installation, successfully in eight months.

And that’s one of the best stories that we’re able to say - is we’re learning how the market yields this paradigm shift to deliver this value - if that adds any insight into it.

Walter Schenker:	Well it does and it doesn’t. I mean, and again - if you knew the answer it probably wouldn’t be the case. It is correct to state we do not have all of Whole Foods yet.

John Davenport:	That is correct. But, we’re continuing to make progress with Whole Foods…

Walter Schenker:	And we clearly have been in stores long enough to prove we will.

John Davenport:	Wwe don’t have them all. It’s like 11 or 12 different customers.

Eric Hilliard:	And again, I think that leads us back - sell back to committee and the autonomies that, you know, big corporations have that they put their stores out there - and who has those decisionary processes.

Of course, we talk to everybody. We try to find those decision makers. But sometimes there are many decision makers - even at a corporate level as you have multiple outlets throughout.

And, then, there are some organizations that hold that at the corporate level and they mandate. And we- we’re learning that and of course, I think we’re all experiencing that. And that’s - I think - where the frustration has stemmed from.

Walter Schenker:	Okay. Again it’s venting a little bit. But thanks.

Eric Hilliard:	You’re welcome.

Operator:	Your next question comes from the line of Ted Brown, a shareholder.

Ted Brown:
Yes, hello. I think I sense that all of us are very, very surprised that business has been so slow in developing. And, even so, I mean, even allowing for the fact that you have to replace some - a lot of significant old business with new business - it’s still painfully slow.

Now, I went to the Color Kinetics meeting a couple of months ago. And shortly after that time, of course, they were announced to be - going to be bought by Philips.

And then Philips announced that they were aggressively looking for more lighting companies to put in their portfolio.

Whether or not Philips is interested in our company I don’t know. You may have some kind of an idea about that. But I’m wondering, those fellows did so much so quick, could you probably get in communication with them and see if maybe they could give you a hand about marketing?

Also I’d love to know a little bit more about how the business with the Navy ship installation is going? Thank you.

John Davenport:
Sure. Let me just address both of them. First of all I know the folks from Color Kinetics. Color Kinetics has been at this since 1998. There’s a lot they’ve done really well, recently. They’ve gotten their engine going. And so, I can only just applaud them.

I have kept in contact, I know the folks.. As I said, their market is a different market. And, the way they’re going to market is also somewhat different. So, the marketing doesn’t actually apply one to one.

But there are of course some things that we’d like to - I like the idea, they’ve shown increased growth -- top line growth. And, that’s something we have to do and something we’re trying to do.

Let me just shift over to the Navy for the moment. We’re doing quite well with the Navy and that’s one of the reasons that we’ve got our new government group going on. And, we expect to start getting sales from Navy ships beginning next year. So, that’s looking very promising.

As I said, we’re at the DARPA conference where DARPA is promoting our product. That’s a wonderful marketing thing. They’ve got a lot of credibility with the Navy.

Operator:	Your next question comes from the line of Tom Laird of Mulhollan Capital.

Tom Laird:	Yes good morning.

John Davenport:	Good morning.

Tom Laird:
I’m wondering if you could tell us on the Bath & Body Works project and for that one store get a flavor for the decision they made. What kind of payback would they get on that store and what, you know, timeframe might they get a return of capital?

Man:
Let me just address that. They’ve got, as I mentioned before, an energy efficiency of about 40% that they’re working on. They’ve also got a product that will be a much better maintaining product over the fluorescents in which they‘ve experienced significant problem.

And, if you combine those two factors plus the fact that the the lighting looks better than the lighting that’s being replaced. Aand that’s really important. We can’t talk about getting a sale without the merchandizing manager’s okay. He’s the most important guy in this kind of a sale. He could put a fork right into your heart by saying, “You know I love the energy savings. I love the maintenance savings. But you know what, I just don’t - there’s something about the way it looks that I don’t like.” Fortunately, He loves the look. That was really important.

So, having said all that, Limited Brands is a smart company and they don’t do anything without economic payback. I’m not allowed to reveal the payback times. But let me just say that if you take a look at their company performance, you’ll see that they pay attention to those things.

Tom Laird:
And just to go on regarding the hurdles -- to penetrate that further -- John what does it take to change out a store, to convert it? I mean is it a pretty quick overnight thing that can be done by an installation crew? And…

John Davenport:	In fact Tom if you’re, you know, it’s not busy sometime you can be part of the installation team. Why don’t you get the experience that we did on…

Eric Hilliard:	Yeah that’s interesting too because we did the installation and we went down and through the night we installed, I think the actual time was around two hours to complete the entire store.

Tom Laird:	Okay.

Eric Hilliard:	And we, you know, were in and out; very non-disruptive process to the retailers and getting to help them.

John Davenport:	Nobody knew we were putting in lighting -- there was no customer who noticed anything.

Tom Laird:
Okay last question then on this front -- I mean do you see this first store as something they’re going to look at for some period of time and then maybe move forward and make some decisions? Or, could you just give us a little more color on it?

Eric Hilliard:
Well this store is important for that. This store is important for them to show, again, to all those decision makers in their company to allow their input; to, you know, really put the stamp on. Is (unintelligible) able to deliver on all of the value streams from each one of us?

So yeah, it’ll take some time for them to make that assessment and tie it all together and make a decision. That’s what this store is intended to do for them.

Tom Laird:	Okay. Thank you.

Operator:	Your next question is a follow up question from Lenny Brecken of Brecken Capital.

Lenny Brecken:
Regarding the sales force guys, you have, you know, a handful of productive sales people. What are you doing in terms of broadening that out to, you know, sort of the rest of backlog and visibility in the next couple quarters could aid in your visibility?

Eric Hillilard:
Okay. Good question. Well as we’ve redesigned it -- as I’m now overseeing that, if you will, unit -- business unit -- profit center of commercial. And they report directly in to me. We have now obviously very talented sales people as you mentioned.

These sales people pursuing national accounts, pursuing opportunities and being able to bring that fruition. I’ve also taken a portion of some of the commercial team and added to them as I had mentioned; utilizing the fixed overhead and being creative in that manner as not add cost to this business, but to gain efficiency out of, you know, the exempt population of our business.

And we are focusing -- taking that efficiency, taking those individuals -- we have this team now that is focusing on going back and really putting some effort into our rep and distribution business; here in North America and in the world.

And we have this I think going now for about a month. And we’re seeing great feedback from it. The reps are responding. They’re actually excited we’ve come back to reinvigorate that. And leading that initiative is important and building that team to do that is important. And I believe we’re going to see a lot of opportunities where EFO can go in for (unintelligible) additional opportunities once we started to pay attention to that, Lenny.

And that…

Lenny Brecken:	And what about…

Eric Hilliard:
…(unintelligible) how many additional sales people (unintelligible) us as we bring them on and train them, afford them the tools that they need -- demo kits, et cetera -- and the attention is here and the resource is here.

Lenny Brecken:	Well how many sales people then are you going to add before year out?

John Davenport:	Eric and Lenny, let me just answer this question again. Eric has put two new folks on the street - no three new folks on the street selling.

Lenny Brecken:	But when was that?

John Davenport:	That was…

Eric Hilliard:	About a month ago.

John Davenport:	Right.

Lenny Brecken:	Okay.

Eric Hilliard:
We’ve reorganized and basically we have three people out there operating, focusing on distributors, focusing on reps; specifically to start to turn their abilities to understand the product, install the products, add the product to their breadth. Think about it creatively when, you know, traditional lighting opportunities are existed to come in and say, “Hey, this could be a great EFO opportunity.” And start to re-educate that part of the selling force.

John Davenprt:	Yes!.

Eric Hilliard:
It just continues to add. And then it’s like a chain effect that once they learn it, once they understand it - and let me add to that Lenny, expand on your question is, I am investing in an academy in Solen where we’re going to be able to then bring these reps to Ohio in our academy where we are going to have training platforms, we ought to have visual platforms for creativity. And they can actually get that type of resource they need to go back to their organizations and continue to (unintelligible) up a product. And I think that’s really going to open up opportunities for us.

Lenny Brecken:
Eric at one point we had talked about encouraging guys to move into partnerships to assist the sales people and selling the product. Can you update us on any progress in that respect? And how you view that as a whole, as a strategy?

Eric Hilliard:
Yeah absolutely. First of all, of course we would want that. And are we talking to people? Yes. Basically that’s an OEM relationship where we’re contacting OEM’s trying to incorporate our system into their product right off the line. And then they’re going to sell their product with our product into it. And we are talking to people like that.

Lenny Brecken:	Okay. It doesn’t sound like there’s anything solid.

John Davenport:	We’re actually making sells. One of the ice customers that we talked about earlier actually…

Eric Hilliard:	Is a retrofit.

Eric Hilliard:
Yeah. Is playing that role; helping us sell that product. We have a relationship with another OEM who actually brought us to a new customer; helping sell that product. So that we’re trying to forge those…

John Davenport:	Yeah, forge those relationships.

Eric Hilliard:
And we are working it and, yeah. I’m not saying that we’re going to announce something here real soon. I don’t think in the very near term. But, we are working to do that with these OEM’s. And again, you’re shifting their paradigm. They’ve always had the same stuff. So you got to go through the whole evolution with these. But we have been talking to them.

Lenny Brecken:
…I just wanted to draw on, I mean John I had asked you this question before, but for the first time I think in the near term that in quarter’s out your sales are about to really ramp. So do you think you’re passed the, you know, the troubles of adoption and now we’re star- I don’t want to say, you know, we’re starting a steep ramp or anything of that sort, but it is a nice ramp. I mean do you think this is the tipping point?

John Davenport:
Well I don’t know if it’s the “tipping point.” But I do see us meeting the EFO goals that we’ve set for the year. And, I see us having a significant ramp as we build EFO momentum in Q3 and Q4. So having said that, , I don’t know if I want to characterize that as the tipping point. I’ll let you guys, yeah, determine that.

But we’re focused on meeting the commitments that we’ve made. And we think that it’s there.

Lenny Brecken:	Thank you.

John Davenport:	All right.

Operator:	Your next question comes from the line of Allan Snider of UBS Financial.

Your next question will come from Geoff Gilbert of Peak Investments.

Geoff Gilbert:	Good morning gentlemen.

John Davenport:	Good morning. This will be the last question; as I promised to keep this thing to about an hour.
Geoff Gilbert:
Well that sounds good. We can end on a positive note. I just want to let you guys know that there are people out here -- investors that are patient. And we do believe you guys are doing a great job. And I think some of the frustration comes from the fact that we all know how incredible your product is and we do believe that you are doing a good job.

Eric Hilliard:	Thank you very much Geoff.

John Davenport:	Thank you very much. And that’s a great note toend the call. I want to thank everyone for your participation.

Operator:	This concludes today’s conference call. You may now disconnect.

Man:	Thank you.

END